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Dreyfus BNY Mellon Funds, Inc.

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91904220v1

DREYFUS SELECT MANAGERS LONG/SHORT FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of an additional sub-adviser for Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of Dreyfus BNY Mellon Funds, Inc. (the "Company"). The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. The Fund's investment adviser is The Dreyfus Corporation ("Dreyfus").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Gotham Asset Management, LLC ("Gotham" or the "New Sub-Adviser") as a new sub-adviser to manage a portion of the Fund's assets. In conjunction with such appointment, the Board approved a new sub-investment advisory agreement, with respect to the Fund, between Dreyfus and Gotham (the "New Sub-Advisory Agreement"). As was previously communicated to you in a supplement to the Fund's Prospectus, dated April 26, 2018, the New Sub-Adviser began managing its allocated portion of the Fund's investment portfolio on May 14, 2018. The Fund's assets currently are allocated among Gotham and five other sub-advisers.

Further information about the New Sub-Adviser, and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-DREYFUS.
                                                                Sincerely,

                                                                Bradley J. Skapyak
                                                                President
                                                                Dreyfus BNY Mellon Funds, Inc.

July 27, 2018

Dreyfus Select Managers Long/Short Fund

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Dreyfus BNY Mellon Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Gotham Asset Management, LLC ("Gotham" or the "New Sub-Adviser") as an additional sub-adviser for the Fund.

In connection with the appointment of the New Sub-Adviser, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), with respect to the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Gotham. The appointment of the New Sub-Adviser and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about August 7, 2018 to shareholders of record of the Fund as of July 27, 2018. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166. Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO

SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with the Fund or Dreyfus ("Unaffiliated Sub-Advisers") or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon") ("Wholly-Owned Sub-Advisers"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from separately disclosing the fee paid to each Unaffiliated Sub-Adviser or Wholly-Owned Sub-Adviser and instead disclose (a) the aggregate fees paid to Dreyfus and any Wholly-Owned Sub-Advisers and (b) the aggregate fees paid to Unaffiliated Sub-Advisers.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention. This Information Statement provides such notice of the retention of the New Sub-Adviser and presents details regarding the New Sub-Adviser and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages approximately $252 billion in 149 mutual fund portfolios. Dreyfus is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $33.5 trillion in assets under custody and administration and $1.9 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated March 20, 2014. Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers. The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on February 21-22, 2018, and was initially approved by the Fund's initial shareholder on March 19, 2014. A discussion regarding the basis for the Board's approval of the Management Agreement is available in the Fund's Semi-Annual Report for the six-months ended April 30, 2018.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund. EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal. EACM recommends the portion of the Fund's assets to be managed by each sub-adviser and has the discretion to change the allocations to the sub-advisers when it deems it appropriate. EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers. EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $3.9 billion in assets as of June 30, 2018. EACM is a wholly-owned subsidiary of BNY Mellon. The Fund has agreed to pay Dreyfus a management fee at an annual rate of 2.00% of the value of the Fund's average daily net assets. Dreyfus has contractually agreed, until March 1, 2019, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, dividend and interest expenses on securities sold short, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.90%. For the Fund's fiscal years ended October 31, 2015, October 31, 2016 and October 31, 2017, the fees payable by the Fund to Dreyfus pursuant to the Management Agreement were $5,887,959, $7,747,965, and $8,732,870, respectively. As a result of the expense limitation arrangements in effect, for the fiscal years ended October 31, 2015, October 31, 2016 and October 31, 2017 Dreyfus waived fees and/or reimbursed expenses in aggregate amounts of $0, $284,353 and $556,765 respectively, and the net amounts paid for the fiscal years ended October 31, 2015, October 31, 2016 and October 31, 2017 were $5,887,959, $7,463,612 and $8,176,105, respectively.

The following persons are officers and/or directors of Dreyfus: Renee Laroche-Morris, President and a director; Gregory Brisk, a director; Bradley J. Skapyak, Chief Operating Officer and a director; Peter Arcabascio, Vice President–Distribution; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Alban Miranda, Chief Financial Officer; Joseph W. Connolly, Chief Compliance Officer; Bennett A. MacDougall, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; Katherine Scott, Chief Risk Officer; James Bitetto, Secretary and Natalya Zelensky, Assistant Secretary. Messrs. Skapyak, Connolly, MacDougall and Bitetto and Ms. Zelensky also serve as officers of the Company. Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. MacDougall serves as Chief Legal Officer, Mr. Bitetto serves as Vice President and Secretary and Ms. Zelensky serves as Vice President and Assistant Secretary of the Company. No other officers or directors of Dreyfus serve as officers or Directors of the Company. The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held April 25-26, 2018 (the "Meeting"), approved (i) the appointment of Gotham to serve as a sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and the New Sub-Adviser with respect to the Fund.

Gotham

Gotham is a Delaware limited liability company formed in 2008. Gotham is located at 535 Madison Avenue, 30th Floor, New York, New York 10022. As of June 30, 2018, Gotham had approximately $5.1 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Gotham invests, under normal circumstances, in long and short positions of equity securities, primarily large-cap U.S. common stocks. Gotham generally takes long positions in securities that it believes to be undervalued and short positions in securities that it believes to be overvalued, based on Gotham's analysis of the issuer's financial reports and market valuation. Gotham may invest in companies of any size and it is anticipated that the portion of the Fund's portfolio managed by Gothamwill hold several hundred long positions and a similar number of short positions.

Gotham seeks to capitalize on pricing inefficiencies in the market by employing a systematic, bottom-up, valuation approach based on Gotham's proprietary analytical framework to identify companies that appear to be undervalued or overvalued on both an absolute and relative basis. This approach consists of:

  Researching and analyzing each company in Gotham's coverage universe according to a methodology that emphasizes fundamentals such as recurring earnings, cash flows, capital efficiency, capital structure, and valuation;

  Identifying and excluding companies that do not conform to Gotham's valuation methodology or companies judged by Gotham to have questionable financial reporting;

  Updating the analysis for earning releases, annual and quarterly company financial reports and other corporate filings; and

  Recording analysis in a centralized database enabling Gotham to compare companies and identify longs and shorts based on Gotham's assessment of value.

Generally, long positions are weighted towards those stocks that are priced at the largest discount to Gotham's assessment of value. Similarly, short positions generally are weighted towards those stocks trading at the largest premium to Gotham's measures of value. Gotham's portfolio risk management includes considerations of liquidity and diversification. Gotham will rebalance, generally daily, the Fund's portfolio managed by it to maintain exposure levels, manage risk and reposition the portfolio to reflect earnings releases and other new information related to particular companies. Because Gotham generally rebalances its long and short positions on a daily basis, the portion of the Fund's portfolio managed by Gotham may experience a high portfolio turnover rate.

Joel Greenblatt and Robert Goldstein are the portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Gotham. Messrs. Greenblatt and Goldstein serve as Management Principals and Co-Chief Investment Officers at Gotham, which Mr. Greenblatt founded.

Gotham currently serves as adviser to the following registered investment companies, which have similar investment objectives and similar investment policies as the Fund:

	Net Assets
Name of Investment Company	(as of June 30, 2018)		Advisory Fee Rate
Gotham Neutral Fund	$262	M	2.00%
Gotham Neutral 500 Fund	$5.8	M	1.35%

Gotham was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. Gotham is not affiliated with Dreyfus, and Gotham discharges its responsibilities subject to the oversight and supervision of Dreyfus. Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Gotham out of the fee Dreyfus receives from the Fund. There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Gotham or the implementation of the New Sub-Advisory Agreement. The fees paid by Dreyfus to Gotham depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Gotham. In accordance with procedures adopted by the Board, Gotham may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Gotham: Joel Greenblatt and Robert Goldstein, through their control of Gotham Asset Management Holdings, LP, which owns 100% of Gotham.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement. The New Sub-Advisory Agreement will continue until March 19, 2020, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Cramer Rosenthal McGlynn, LLC, Dalton Investments LLC ("Dalton"), Ramius Advisors, LLC ("Ramius"), Sirios Capital Management, L.P. ("Sirios") and Three Bridges Capital, LP ("Three Bridges"), the Fund's five other sub-advisers.

The New Sub-Advisory Agreement provides that, subject to the supervision and approval of Dreyfus and the Board, the New Sub-Adviser provides investment management of the portion of the Fund's assets allocated to it. The New Sub-Adviser, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. Gotham also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets. The New Sub-Advisory Agreement provides that the New Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund, the Fund's shareholders or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that the New Sub-Adviser be compensated based on the average daily net assets of the Fund allocated to it. The New Sub-Adviser is compensated from the management fee that Dreyfus receives from the Fund. The New Sub-Adviser generally will bear all expenses it incurs in connection with the performance of its services under the New Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund, except to the extent specifically assumed by Gotham.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) Dreyfus on not more than 60 days' notice to the New Sub-Adviser; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to the New Sub-Adviser; or (iii) the New Sub-Adviser on not less than 60 days' notice to the Company and Dreyfus. The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. The New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of the New Sub-Adviser to serve as a new sub-adviser for the Fund. The recommendations of the New Sub-Adviser were based on, among other information, EACM's review and due diligence report relating to the New Sub-Adviser and its investment advisory services. In the opinion of Dreyfus and EACM, the proposed allocation to the New Sub-Adviser of a portion of the Fund's assets would complement the Fund's five other sub-advisers (CRM, Dalton, Ramius, Sirios and Three Bridges) and help provide greater portfolio diversification. The target percentage of the Fund's assets to be allocated to the New Sub-Adviser will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement. In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information, which included: (i) a copy of the New Sub-Advisory Agreement; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended the New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services the New Sub-Adviser would provide to the Fund; (iv) information regarding the New Sub-Adviser's reputation, investment management business, personnel and operations; (v) information regarding the New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by the New Sub-Adviser; (vii) information regarding the New Sub-Adviser's compliance program; and (viii) information regarding the New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate with respect to the portion of the Fund's assets to be allocated to the New Sub-Adviser, with such performance compared to a relevant unmanaged index. The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Adviser. In examining the nature, extent and quality of the services to be provided by the New Sub-Adviser to the Fund, the Board considered the New Sub-Adviser's: (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to a relevant unmanaged index, where available; and (v) compliance program. The Board specifically took into account the New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-advisers. The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements. The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Adviser. The Board concluded that the Fund will benefit from the quality and experience of the New Sub-Adviser's investment professionals. Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services expected to be provided by the New Sub-Adviser were adequate and appropriate in light of the New Sub-Adviser's experience with the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, the New Sub-Adviser's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage the New Sub-Adviser, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of the New Sub-Adviser. Because the New Sub-Adviser was a newly-appointed sub-adviser for the Fund, the Board could not consider its investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement during the Meeting. However, the Board did review the New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate. The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by the New Sub-Adviser in the management of its portion of the Fund's assets. The Board noted the New Sub-Adviser's reputation and experience with respect to the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, the portfolio managers' experience with such investment strategy, and EACM's experience and reputation in selecting, evaluating and overseeing investment managers. Based on its consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fee payable under the New Sub-Advisory Agreement and that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund. The Board recognized that, because the New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Gotham as an additional sub-adviser for the Fund. The Board concluded that the proposed fee payable to the New Sub-Adviser by Dreyfus with respect to the assets to be allocated to the New Sub-Adviser in its capacity as sub-

adviser was appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and the New Sub-Adviser.

Economies of Scale to be Realized. The Board recognized that, because the New Sub-Adviser's fees would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, consideration of economies of scale with respect to the New Sub-Adviser was not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to the New Sub-Adviser as a result of the New Sub-Adviser's relationship with the Fund. The Board concluded that the New Sub-Adviser may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that the New Sub-Adviser was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus would monitor and evaluate the New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the Fund's most recent fiscal year ended October 31, 2017, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of July 9, 2018, the Fund had 30,752,002.354 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of July 9, 2018.

	Amount of	Percentage of Outstanding
Name and Address	Outstanding Shares Held	Shares of Class Held

Class A

BNY Mellon Corporation
MBC Investments Corporation	8,000.000	71.7568%
301 Bellevue Parkway
Wilmington, DE 19809

National Financial Services LLC
For Exclusive Benefit of Our Customers
Attn: Mutual Funds Dept. 4th Floor	2,220.117	19.9136%
499 Washington Boulevard
Jersey City, NJ 07310

LPL Financial
4707 Executive Drive	774.762	6.9493%
San Diego, CA 92121

Class C

BNY Mellon Corporation
MBC Investments Corporation	8,000.000	73.1165%
301 Bellevue Parkway
Wilmington, DE 19809

Morgan Stanley & Co.
Harborside Financial Center Plaza 2
3rd Floor	2,941.446	26.8835%
Jersey City, NJ 07311

Class I

Charles Schawb & Co. Inc.
Reinvest Account
Attn Mutual Funds	49,357.320	40.6769%
101 Montgomery Street
San Francisco, CA 94104

SEI Private Trust Company
Mutual Fund Administrator	16,233.652	13.3787%
One Freedom Valley Drive
Oaks, PA 19456-9989

	Amount of	Percentage of Outstanding
Name and Address	Outstanding Shares Held	Shares of Class Held

Edward D. Jones & Co.
For the benefit of customers
Attn Terrence Spencer	15,942.805	13.1390%
12555 Manchester Road
St. Louis, MO 63131

Jeffrey A. Brozek
Weston, CT	8,262.169	6.8092%

BNY Mellon Corporation
MBC Investments Corporation	8,000.000	6.5930%
301 Bellevue Parkway
Wilmington, DE 19809

Class Y

SEI Private Trust Company
Mutual Fund Administrator	23,018,731.586	75.2035%
One Freedom Valley Drive
Oaks, PA 19456-9989

Dreyfus Alternative Diversifier
Strategies Fund
The Dreyfus Corporation	7,574,014.386	24.7447%
2 Hanson Place, Floor 11
Brooklyn, NY 11217-1431

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of July 9, 2018, the Directors and officers of the Company, as a group, beneficially owned less than 1% of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.